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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
     EXHIBIT 21.1 - LIST OF SUBSIDIARIES OF HEALTH MANAGEMENT SYSTEMS, INC.


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SUBSIDIARY                                                                   STATE OF INCORPORATION
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
Accelerated Claims Processing, Inc.                                          Delaware
401 Park Avenue South
New York, NY  10016


Quality Medi-Cal Adjudication, Incorporated                                  California
2897 Kilgore Road
Rancho Cordova, CA  95670


Health Care microsystems, Inc.                                               California
3655 Torrance Boulevard
Torrance, CA  90503


CDR Associates, Inc.                                                         Maryland
9642 Deereco Road
Timonium, MD  90503


Quality Standards in Medicine, Inc.                                          Delaware
581 Boylston Street
Boston, MA  02116
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